FOR IMMEDIATE RELEASE
Tuesday, June 22, 2004


                      CALPROP ANNOUNCES SALE OF INTEREST IN
                               CALIFORNIA PROPERTY

              Sale of Contractual Rights on Approximately 60 Acres
                    Results in up to $9.0 Million in Proceeds

Marina Del Rey, CA, June 22, 2004 - Calprop Corporation announced today that it has completed the sale of its contractual rights to purchase approximately 60 acres of undeveloped land in Southern California to a large publicly held real estate development company. Calprop has spent the past 22 months in obtaining permits, entitlements and other approvals needed to build on the property, and these entitlements are included in the sale. The Company estimates that the net sale proceeds will be approximately $9,000,000, which will be used to retire a sizable portion of its debt.

         Victor Zaccaglin, Chairman, said, "We believe this transaction will significantly improve our financial position and future operating results by giving us the liquidity we need to pursue other development opportunities in Southern California."

         Calprop Corporation, a California Corporation (OTC: CLPO.PK), based in Marina Del Rey, California, builds quality homes in some of the most desirable communities in both Northern and Southern California and Colorado.

         For additional information, please contact Mark F. Spiro at mspiro@calprop.com or 310-306-4314, or visit www.calprop.com.

         This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the federal securities laws; all statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, without limitations, statements regarding the Company's financial position and future operating results. Actual future operating results may differ from the results discussed or forecasted in the forward-looking statements set forth in this press release due factors and/or changes in the economic conditions of the various markets where the Company maintains projects, including, but not limited to, increases in prevailing interest rates, increases in real estate taxes, increases in the cost of materials and labor, and the availability of construction financing and home mortgage financing attractive to home purchasers, as well as other risks, uncertainties and factors detailed from time to time in the Company's SEC reports, which are available at www.sec.gov. The Company assumes no obligation to update the forward-looking statements included in this press release.